Exhibit 99.1

StoneMor Partners L.P. Announces First Quarter 2011 Results

Levittown, PA, May 10, 2011 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for the three months ended March 31, 2011. Measures released include both GAAP measures as provided for in our quarterly financial statements and critical financial measures (non-GAAP) that we believe are more relevant to our ability to make cash distributions to common unitholders:

Critical financial measures (non-GAAP):

	Three months ended March 31,
	2011	2010
	(In thousands)

Adjusted operating profit (a)	$14,643	$11,653
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	67,422	56,093
Adjusted operating cash generated (a)	14,853	10,782
Distributable free cash flow generated (a)	$14,027	$11,384

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended March 31,
	2011	2010
	(In thousands)

Total revenues	$49,231	$40,670
Operating profit	1,535	1,489
Operating cash flows	638	4,030
Net income (loss)	$(7,214)	$5,895

Overview

The first quarter of 2011 was an eventful time for our company. We are pleased that we increased our distributable free cash flow (non-GAAP) to $14.0 million for the first quarter of 2011 from $11.4 million for the comparable period of 2010. We were able to complete a public offering of common units which has significantly improved our capital position. Further, as can be seen by our period over period comparison of quarterly results, we have increased our revenues and managed to slightly improve our margins while integrating the 22 cemeteries we either acquired or began operating, and the 6 funeral homes we acquired in 2010.

•

In February of 2011, we completed another public offering in which we sold 3,756,155 common units. Net proceeds to the company from this offering, including the related capital contribution of the Company’s general partner, were approximately $106.0 million. We used the proceeds from this offering to pay off $35.0 million of our Senior Secured Notes, a related aggregate make-whole premium of approximately $4.0 million, and $33.5 million of debt outstanding on our credit facilities. We plan to use the remaining proceeds for acquisitions, growth and maintenance capital expenditures.

•

Concurrent with our February 2011 offering, we also amended our credit agreement. As a result, we currently have availability of $65.0 million on our acquisition credit facility and $55.0 million on our revolving credit facility.

•	On January 5, 2011, we acquired 3 cemeteries in North Carolina for $1.7 million in cash.

•	We increased our production, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

We improved our profit margins slightly when compared to the prior comparable period. This is evidenced by the ratio of adjusted operating profit to production based revenue, which was 21.7% and 20.8% for the three months ended March 31, 2011 and 2010, respectively. Further, we were able to maintain this ratio after integrating 22 cemeteries and 6 funeral homes into our operations during 2010.

•

At March 31, 2011, our net accounts receivable of $107.7 million and merchandise trust assets of $331.9 million exceeded our merchandise trust liability of $113.8 million by $325.8 million. As a result, we feel we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•	We increased the ratio of total liquid net assets at March 31, 2011 to our cash distribution as discussed under “Increased Distribution”.

•

We believe we are now well positioned for continued growth. Further, we continue to explore acquisition targets and on April 28, 2011, we announced that we entered into letters of intent to acquire nine cemeteries and ten funeral homes for an aggregate purchase price of approximately $10.5 million. The letters of intent are not binding, are subject to various conditions to the closings, and there can be no assurance that the closings will occur.

Increased Distribution

In April of 2011, we were pleased to announce that we are increasing our distribution to $0.585 for the first quarter. This is an increase from our fourth quarter 2010 distribution of $0.575 and is also the third straight quarter where we have increased our distribution. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods. Such buildup is shown in the table below:

	As of	As of
	3/31/2011	12/31/2010
	(In thousands)

Liquid assets:

Cash and cash equivalents	$27,494	$7,535
Accounts receivable, net of allowance	45,975	45,149
Long-term accounts receivable, net of allowance	61,749	60,314
Merchandise trusts, restricted, at fair value	331,939	318,318

Total liquid assets	467,157	431,316

Liquid liabilities

Accounts payable and accrued liabilities	17,975	23,444
Accrued interest	5,115	2,034
Current portion, long-term debt	1,258	1,386
Other long-term liabilities	3,485	3,577
Long-term debt	150,595	219,008
Deferred tax liabilities	17,062	18,029
Merchandise liability	113,836	113,356

Total liquid liabilities	309,326	380,834

Total liquid net assets	$157,831	$50,482

Distribution coverage quarters (a)	13.42	5.43

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (19,339,079 at March 31, 2011 and 15,577,571 at December 31, 2010 respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

We believe that this information shows a material improvement in our liquid net asset position and supports our decision to increase our distribution in the first quarter of 2011. Further, the ratio is significantly improved from December 31, 2010 as we used a portion of the proceeds from our February public offering to repay $68.5 million of debt.

Critical Financial Measures (Non-GAAP)

Production Based Revenue

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended March 31, 2011 and 2010 and reconciles it to GAAP revenues.

	Three months ended March 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2011	2010
	(In thousands)

Value of pre-need cemetery contracts written	$27,820	$26,523	$1,297	4.9%
Value of at-need cemetery contracts written	19,645	15,214	4,431	29.1%
Investment income from trusts	10,290	6,377	3,913	61.4%
Interest income	1,543	1,550	(7)	-0.5%
Funeral home revenues	7,480	6,040	1,440	23.8%
Other cemetery revenues	644	389	255	65.6%

Total	$67,422	$56,093	$11,329	20.2%

Less:
Increase in deferred sales revenue and investment income	(18,191)	(15,423)	$(2,768)	17.9%

Total GAAP revenues	$49,231	$40,670	$8,561	21.0%

Non-GAAP revenues increased by $11.3 million, or 20.2%, to $67.4 million during the three months ended 2011 from $56.1 million during the three months ended March 31, 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $5.7 million on a non-GAAP basis and an increase of $3.9 million in our investment income from trusts. The overall increase in our production based revenues is also driven by our 2010 acquisitions, whose results are included in the three month period ended March 31, 2011, but not the three month period ended March 31, 2010.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a soft economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves. On a non-GAAP basis, the value of pre-need contracts increased by $1.3 million, or 4.9%, to $27.8 million during the three months ended March 31, 2011.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. On a non-GAAP basis, the value of at-need contracts increased by $4.4 million, or 29.1%, to $19.6 million during the three months ended March 31, 2011. The value of funeral home revenues increased by $1.4 million, or 23.8%, to $7.5 million during the three months ended March 31, 2011. A large portion of this increase relates to the funeral homes we acquired in 2010, subsequent to March 30, 2010.

Investment income from trusts increased on a non-GAAP basis by $3.9 million, or 61.4%, to $10.3 million during the three months ended March 31, 2011.

Adjusted Operating Profit and Profit Margin

We define profit margin as the percentage of adjusted operating profit to production based revenues. The purpose is to provide our unit holders with a financial measure that the Company uses to evaluate its performance.

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011	2010
	(In thousands)

Operating profit	$1,535	$1,489

Increase in applicable deferred revenues	18,191	15,423

Increase in deferred cost of goods sold and selling and obtaining costs	(5,083)	(5,259)

Adjusted operating profit	$14,643	$11,653

Adjusted operating profits increased by $3.0 million, or 25.6%, to $14.6 million during the three months ended March 31, 2011 as compared to $11.7 million for the three months ended March 31, 2010. This increase was caused by the previously discussed increase in production based revenue of $11.3 million offset by an increase in costs of $8.3 million. The ratio of adjusted operating profit to production based revenue increased slightly to 21.7% for the three months ended March 31, 2011, compared to 20.8% for the three months ended March 31, 2010. This demonstrates that we have been able to successfully integrate our 2010 acquisitions into our operations in a relatively short period of time and the majority of the initial start-up costs related to those acquisitions have passed.

Strengthening Our Capital Base

In February of 2011, we completed a public offering in which we sold 3,756,155 common units. Net proceeds to the company from this offering were approximately $106.0 million. Concurrent with our February 2011 offering, we also amended our credit agreement and paid off all outstanding amounts on our credit lines. As a result, we currently have availability of $65.0 million on our acquisition credit facility and $55.0 million on our revolving credit facility. We also used the proceeds from this offering to pay off $35.0 million of our Senior Secured Notes and a related aggregate make-whole premium of approximately $4.0 million.

Therefore, the only large amount of debt that we currently have outstanding is our $150.0 million of Senior Notes which are due in 2017. We believe the availability on our credit facilities and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets if a suitable acquisition should become available.

These transactions have resulted in a significantly improved capital structure as demonstrated in the table below:

	March 31, 2011		March 31, 2010
	(in thousands)

Debt due dates:

Debt on lines of credit	$—		$33,500
Senior Secured notes due 2012	—		35,000
Debt due within one year	—		—
Debt due within three years	5,359	(a)	5,492	(a)
Debt due between three and five years	—		—
Debt due between five and ten years	150,000		150,000

Availability under credit lines:
Availability under the acquisition line of credit	65,000		40,000
Availability under the revolving line of credit	$55,000		$26,500

(a)	Debt due within three years includes smaller notes payable related to recent acquisitions.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows must exceed the sum of routine capital expenditures and partner distributions.

Over shorter periods of time, operating cash flows may be negatively effected by cash flow timing lags created by:

•	net cash inflows into the merchandise trust (“net trust cash flows”).

•	increases in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”).

During periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable. At March 31, 2011, our net accounts receivable of $107.7 million and merchandise trust assets of $331.9 million exceeded our merchandise trust liability of $113.8 million by $325.8 million. As a result, we feel we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. During the three months ended March 31, 2011 and 2010, distributions were greater than operating cash flows, but less than both adjusted operating cash flows and distributable free cash flows. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended March 31,
	2011	2010
	(In thousands)

Operating cash flows	$638	$4,030

Add: net cash inflows into the merchandise trust	8,612	4,026
Add: net increase in accounts receivable	2,835	6,879
Add (deduct): net decrease (increase) in merchandise liabilities	739	(379)
Add (deduct): net decrease (increase) in accounts payable and accrued expenses	2,510	(2,669)
Other float related changes	(481)	(1,106)

Adjusted operating cash generated	14,853	10,782

Less: maintenance capital expenditures	(1,759)	(388)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	933	990

Distributable free cash flow generated	14,027	11,384

Cash on hand - beginning of the period	7,535	13,479

Distributable cash available during the year	21,562	24,863

Partner distributions made	$9,293	$7,653

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

For the periods ended March 31, 2011 and 2010, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. Adjusted operating cash generated is significantly higher than operating cash flows.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $8.6 million, or 21.0%, to $49.2 million during the three months ended March 31, 2011 from $40.7 million during the three months ended March 31, 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $6.0 million on a GAAP basis. The overall increase in our production based revenues is also largely driven by our 2010 acquisitions.

Investment income from trusts increased on a non-GAAP basis by $3.9 million, or 61.4%, to $10.3 million during the three months ended March 31, 2011. However, on a GAAP basis, investment income from trusts has only increased $0.8 million as we have not met the requirements related to these earnings that allow us to recognize them as revenue, which does not represent the actual earnings of the trusts during the period.

Funeral home revenues increased by $1.5 million, or 24.7%, to $7.3 million on a GAAP basis during the three months ended March 31, 2011. A large portion of this increase relates to the funeral homes we acquired in 2010.

Operating Profit

Operating profit slightly improved to $1.53 million during the three months ended March 31, 2011 from $1.49 million during the three months ended March 31, 2010. In general, we have been able to integrate our acquisitions, resulting in revenue growth, while maintaining our margins. Various costs increases across the company were in proportion to our revenue growth.

Net Income (Loss)

The table below breaks out significant changes to net income (loss) for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011	2010
	(in thousands)

Operating profit	$1,535	$1,489

Expenses related to refinancing	453	—
Gain on acquisition	—	7,093
Early extinguishment of debt	4,010	—
Increase in fair value of interest rate swaps	—	1,671
Interest expense	5,090	4,858

Income (loss) before income taxes	(8,018)	5,395

Total income tax benefit	(804)	(500)

Net income (loss)	$(7,214)	$5,895

We had a net loss of $7.2 million for the three months ended March 31, 2011 as opposed to net income of $5.9 million for the same period in 2010. The total overall decrease in net income was $13.1 million which was primarily related to the following:

•	Refinancing costs of $0.4 million incurred in 2011.

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A recorded gain on the acquisition of cemetery properties of $7.1 million in the first quarter of 2010. The gain represents the amount by which the fair value of net assets acquired was greater than the consideration paid.

•	The payment of a $4.0 million make-whole premium related to the early repayment of our $35.0 million in Senior Secured Notes during the three months ended March 31, 2011.

•	A change in the value of interest rate swaps which resulted in a gain of $1.7 million during the first quarter of 2010. The interest rate swaps were terminated in the fourth quarter of 2010.

•	A $0.2 million increase in interest expense.

•	A $0.3 million increase in the benefit from income tax expense.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At March 31, 2011 our backlog was $336.8 million. This is an increase of $19.0 million from $317.8 million at December 31, 2010. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the first quarter 2011 results (which will be released before this call) will be held on Tuesday, May 10, 2011, at 9:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 707-9231. An audio replay of the conference call will be available by calling (800) 633-8284 through 11:00 a.m. Eastern Time on May 24, 2011. The reservation number for the audio replay is as follows: 21521432. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 260 cemeteries and 58 funeral homes in 25 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward- looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,494	$7,535
Accounts receivable, net of allowance	45,975	45,149
Prepaid expenses	3,111	3,783
Other current assets	8,690	8,580

Total current assets	85,270	65,047

Long-term accounts receivable, net of allowance	61,749	60,314
Cemetery property	286,704	283,460
Property and equipment, net of accumulated depreciation	65,032	66,249
Merchandise trusts, restricted, at fair value	331,939	318,318
Perpetual care trusts, restricted, at fair value	257,027	249,690
Deferred financing costs, net of accumulated amortization	8,613	9,801
Deferred selling and obtaining costs	62,701	59,422
Deferred tax assets	518	605
Goodwill	19,961	19,851
Other assets	13,973	14,362

Total assets	$1,193,487	$1,147,119

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$17,975	$23,444
Accrued interest	5,115	2,034
Current portion, long-term debt	1,258	1,386

Total current liabilities	24,348	26,864

Other long-term liabilities	3,485	3,577
Long-term debt	150,595	219,008
Deferred cemetery revenues, net	409,487	388,403
Deferred tax liabilities	17,062	18,029
Merchandise liability	113,836	113,356
Perpetual care trust corpus	257,027	249,690

Total liabilities	975,840	1,018,927

Partners’ capital
General partner	3,572	1,809
Common partners	214,075	126,383

Total partners’ capital	217,647	128,192

Total liabilities and partners’ capital	$1,193,487	$1,147,119

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report filed on Form

10-Q for the quarter ended March 31, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended March 31,
	2011	2010
	(unaudited)
Revenues:
Cemetery
Merchandise	$21,435	$18,798
Services	10,798	7,987
Investment and other	9,666	8,007
Funeral home
Merchandise	3,139	2,500
Services	4,193	3,378

Total revenues	49,231	40,670

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,325	1,087
Merchandise	3,668	3,313
Cemetery expense	12,086	9,247
Selling expense	9,544	7,616
General and administrative expense	6,427	5,598
Corporate overhead (including $189 and $175 in unit-based compensation for the three months ended March 31, 2011 and 2010, respectively)	5,958	5,089
Depreciation and amortization	2,446	1,810
Funeral home expense
Merchandise	1,206	913
Services	2,546	2,088
Other	1,557	1,430
Acquisition related costs	933	990

Total cost and expenses	47,696	39,181

Operating profit	1,535	1,489

Expenses related to refinancing	453	—
Gain on acquisitions	—	7,093
Early extinguishment of debt	4,010	—
Increase in fair value of interest rate swaps	—	1,671
Interest expense	5,090	4,858

Income (loss) before income taxes	(8,018)	5,395

Income tax expense (benefit)
State	4	28
Federal	(808)	(528)

Total income tax expense (benefit)	(804)	(500)

Net income (loss)	$(7,214)	$5,895

General partner’s interest in net income (loss) for the period	$(144)	$118
Limited partners’ interest in net income (loss) for the period	$(7,070)	$5,777

Net income (loss) per limited partner unit (basic and diluted)	$(.40)	$.43

Weighted average number of limited partners’ units outstanding (basic and diluted)	17,709	13,385

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report filed on Form

10-Q for the quarter ended March 31, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31,
	2011	2010
	(Unaudited)
Operating activities:
Net income (loss)	$(7,214)	$5,895
Adjustments to reconcile net income (loss) to net cash provided by operating activity:
Cost of lots sold	1,478	1,419
Depreciation and amortization	2,446	1,810
Unit-based compensation	189	175
Accretion of debt discount	383	82
Change in fair value of interest rate swaps	—	(1,671)
Write-off of deferred financing fees	453	—
Gain on acquisitions	—	(7,093)
Financing fees paid for early extinguishment of debt	4,010	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(2,835)	(6,879)
Allowance for doubtful accounts	671	648
Merchandise trust fund	(8,612)	(4,026)
Prepaid expenses	671	855
Other current assets	(110)	(40)
Other assets	197	125
Accounts payable and accrued and other liabilities	(2,510)	2,669
Deferred selling and obtaining costs	(3,279)	(3,309)
Deferred cemetery revenue	16,319	13,563
Deferred taxes (net)	(880)	(572)
Merchandise liability	(739)	379

Net cash provided by operating activities	638	4,030

Investing activities:
Cash paid for cemetery property	(706)	(415)
Purchase of subsidiaries	(1,700)	(14,015)
Cash paid for property and equipment	(1,759)	(388)

Net cash used in investing activities	(4,165)	(14,818)

Financing activities:
Cash distribution	(9,293)	(7,653)
Additional borrowings on long-term debt	4,300	18,200
Repayments of long-term debt	(73,317)	(157)
Proceeds from public unit offering	103,564	—
Proceeds from general partner contribution	2,242	68
Financing fees paid for early extinguishment of debt	(4,010)	—
Cost of financing activities	—	(69)

Net provided by financing activities	23,486	10,389

Net increase (decrease) in cash and cash equivalents	19,959	(399)
Cash and cash equivalents - Beginning of period	7,535	13,479

Cash and cash equivalents - End of period	$27,494	$13,080

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,472	$3,177
Cash paid during the period for income taxes	$87	$280

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report filed on Form

10-Q for the quarter ended March 31, 2011.